EXHIBIT h(4)

                       FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 9 day of January, 2006, by and between THE JUNDT GROWTH FUND, INC., JUNDT FUNDS, INC. and AMERICAN EAGLE FUNDS, INC., each a corporation organized under the laws of the State of Minnesota (each a "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, each Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

         WHEREAS, each Company desires to retain USBFS to provide accounting services to each series of each Company listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively, the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS FUND ACCOUNTANT

         Each Company hereby appoints USBFS as fund accountant of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall provide the following accounting services to the Fund:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund's investment adviser.

                  (2) For each valuation date, obtain prices from a pricing source approved by the board of directors of each Company (the "Board of Directors") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

                  (4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

                  (5) On a daily basis, reconcile cash of the Fund with the Fund's custodian.

                  (6) Transmit a copy of the portfolio valuation to the Fund's investment adviser daily.

                  (7) Review the impact of current day's activity on a per share basis, and review changes in market value.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

                  (2) Process and record payments for Fund expenses upon receipt of written authorization from each Company.

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and each Company.

                  (4)      Provide expense accrual and payment reporting.

         C.       Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund's transfer agent on a timely basis.

                  (2) Apply equalization accounting as directed by each Company.

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.


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

                  (4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

                  (5) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

                  (7) Communicate to the Company, at an agreed upon time, the per share net asset value for each valuation date.

                  (8) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

                  (9)      Prepare monthly security transactions listings.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for "regulated investment companies" under the Internal Revenue Code of 1986, as amended (the "Code").

                  (2) Maintain tax lot detail for the Fund's investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by each Company.

                  (4) Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to each Company, the Securities and Exchange Commission (the "SEC"), and the independent accountants.

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.



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

                  (3) Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the "SOX Act") or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS's standard of care as set forth herein.

                  (4) Cooperate with each Company's independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund's financial statements without any qualification as to the scope of their examination.

3.       LICENSE OF DATA; WARRANTY; TERMINATION OF RIGHTS

         A. The valuation information and evaluations being provided to each Company by USBFS pursuant hereto (collectively, the "Data") are being licensed, not sold, to each Company. Each Company has a limited license to use the Data only for purposes necessary to valuing the Company's assets and reporting to regulatory bodies (the "License"). Each Company does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. Each Company's right to use the Data cannot be passed to or shared with any other entity.

                  Each Company acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

         B. THE COMPANY HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

         C. USBFS may stop supplying some or all Data to each Company if USBFS's suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to each Company if USBFS reasonably believes that each Company is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS's suppliers demand that the Data be withheld from the Company. USBFS will provide notice to each Company of any termination of provision of Data as soon as reasonably possible.


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



4.       PRICING OF SECURITIES

         A. For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Directors and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

                  If each Company desires to provide a price that varies from the price provided by the pricing source, each Company shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by each Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

         B. In the event that each Company at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual "traded" prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Company acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) each Company assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

5.       CHANGES IN ACCOUNTING PROCEDURES

         Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.       CHANGES IN EQUIPMENT, SYSTEMS, ETC.

         USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to each Company under this Agreement.

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

7.       COMPENSATION

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.       REPRESENTATIONS AND WARRANTIES

         A. The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

                  (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (2) This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

                  (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

         B. USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

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

                  (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (2) This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

                  (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.       STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a


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

                  continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "USBFS" shall include USBFS's directors, officers and employees.

                  The Company acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Company accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

                  USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Company" shall include the Company's directors, officers and employees.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

                  Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

                  In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control,


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

                  including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

         C. The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

         D. If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.      NOTIFICATION OF ERROR

         Each Company will notify USBFS of any discrepancy between USBFS and the Company, including, but not limited to, failing to account for a security position in the Fund's portfolio, upon the later to occur of:
         (i) three business days after receipt of any reports rendered by USBFS to the Company; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.      DATA NECESSARY TO PERFORM SERVICES

         Each Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.



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

12.      PROPRIETARY AND CONFIDENTIAL INFORMATION

         A. USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of each Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

                  Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

         B. Each Company, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.      RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

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

14.      COMPLIANCE WITH LAWS

         The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS's services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors oversight responsibility with respect thereto.

15.      TERM OF AGREEMENT; AMENDMENT

         This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

16.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

17.      ASSIGNMENT

         This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company's Board of Directors.

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

18.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20.      SERVICES NOT EXCLUSIVE

         Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.      INVALIDITY

         Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:  U.S. Bancorp Fund Services, LLC
                                            615 East Michigan Street
                                            Milwaukee, WI  53202

         and notice to each Company shall be sent to:

                                            Jundt Associates, Inc.
                                            301 Carlson Parkway, Suite 120
                                            Minnetonka, MN 55305-5358



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




23.      MULTIPLE ORIGINALS

         This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


THE JUNDT GROWTH FUND, INC.                  U.S. BANCORP FUND SERVICES, LLC
By: /s/ Gerald M Fitterer                    By: /s/ Joe D. Redwine
    -------------------------------              -------------------------------
Printed Name: Gerald M Fitterer              Printed Name: Joe D. Redwine
              ---------------------                        ---------------------
Title: Treasurer                             Title: President
       ----------------------------                 ----------------------------



JUNDT FUNDS, INC.


By: /s/ Gerald M Fitterer
    -------------------------------
Printed Name: Gerald M Fitterer
              ---------------------
Title: Treasurer
       ----------------------------



AMERICAN EAGLE FUNDS, INC.


By: /s/ Gerald M Fitterer
    -------------------------------
Printed Name: Gerald M Fitterer
              ---------------------
Title: Treasurer
       ----------------------------

                                    EXHIBIT A
                                     TO THE
       FUND ACCOUNTING SERVICING AGREEMENT - THE JUNDT GROWTH FUND, INC.,
                JUNDT FUNDS, INC. AND AMERICAN EAGLE FUNDS, INC.



NAME OF SERIES
--------------

JUNDT GROWTH FUND, INC.
-----------------------
    Jundt Growth Fund (Class A, B, C, I)

JUNDT FUNDS, INC.
-----------------
    Jundt Opportunity Fund (Class A, B, C, I)
    Jundt Twenty-Five Fund (Class A, B, C, I)
    Jundt U.S. Emerging Growth Fund (Class A, B, C, I)

AMERICAN EAGLE FUNDS, INC.
--------------------------
    American Eagle Capital Appreciation Fund
    American Eagle Twenty Fund

                                   EXHIBIT B
                                     TO THE
       Fund Accounting Servicing Agreement - The Jundt Growth Fund, Inc.,
                Jundt Funds, Inc. and American Eagle Funds, Inc.

-------------------------------------------------------------------------------------------------------------------------
                                                FUND ACCOUNTING SERVICES
                                          ANNUAL FEE SCHEDULE EFFECTIVE 9/1/05
-------------------------------------------------------------------------------------------------------------------------
DOMESTIC EQUITY FUNDS*                                      MULTIPLE CLASSES - Each class is an additional 25% of the
$30,000 for the first $100 million                          charge of the initial class
1.25 basis point on the next $200 million
 .75 basis point on the balance                             MASTER/FEEDER FUNDS*
                                                            Each master and feeder is charged according to the schedule
DOMESTIC BALANCED FUNDS*
$33,000 for the first $100 million                          MULTIPLE MANAGER FUNDS*
1.5 basis points on the next $200 million                   Additional base fee:
1 basis point on the balance                                $12,000 per manager/sub-advisor per fund

DOMESTIC FIXED INCOME FUNDS*                                Extraordinary services - quoted separately
FUNDS OF FUNDS*
SHORT OR DERIVATIVE FUNDS*                                  Conversion Estimate - one month's free (if necessary)
INTERNATIONAL EQUITY FUNDS*
TAX-EXEMPT MONEY MARKET FUNDS*                              NOTE - All schedules subject to change depending upon the
$39,000 for the first $100 million                          use of derivatives - options, futures, short sales, etc.
2 basis points on the next $200 million
1 basis point on the balance                                All fees are billed monthly plus out-of-pocket expenses,
                                                            including pricing service:
TAXABLE MONEY MARKET FUNDS*                                     o    $.15  Domestic and Canadian Equities
$39,000 for the first $100 million                              o    $.15  Options
1 basis point on the next $200 million                          o    $.50  Corp/Gov/Agency Bonds
1/2 basis point on the balance                                  o    $.80  CMO's
                                                                o    $.50  International Equities and Bonds
INTERNATIONAL INCOME FUNDS*                                     o    $.80  Municipal Bonds
$42,000 for the first $100 million                              o    $.80  Money Market Instruments
3 basis points on the next $200 million                         o    $125  Per fund per  month - Mutual Funds
1.5 basis points on the balance
                                                            Corporate Action Services -- waive
Waive above fees for the following:                             o    $2.00 per equity security per month
$230,000 fund group minimum                                 Manual Security Pricing
                                                                o    $125 /month Manual Security Pricing (>10/day)
Net Assets          Annual Fee                              Factor Services (BondBuyer)
----------          ----------                                       o    $1.50/month  - Per CMO
$170 million        $300,000                                         o    $.25 - Per Mortgage Backed
$185 million        $315,000                                         o    $300 /month-Minimum
$200 million        $330,000
$225 million        $345,000
$250 million        $360,000
Over $250,00        6 bp

* Subject to CPI increase
-------------------------------------------------------------------------------------------------------------------------
*Effective with the first day after expiration of the first twelve (12) months of service, the fees and charges set forth in this Schedule shall be increased over the fees and charges during the previous twelve (12) months in the amount equal to the change in the consumer Price Index for all Urban Consumers in the Milwaukee Wisconsin Metropolitan Statistical
Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor Statistics ("CPI-U"). Thereafter,
all of the fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twelve (12)
months.
--------------------------------------------------------------------------------------------------------------------------

                                      B-1